UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM S-8


                            REGISTRATION STATEMENT
                                     UNDER
                         THE SECURITIES ACT OF 1933

                       CYCLE COUNTRY ACCESSORIES CORP.
               (Exact name of Registrant as specified in its charter)

               NEVADA                                      42-1523809
(State or other jurisdiction of               (IRS Employer Identification No.)
  incorporation or organization)

        2188 Highway 86
        Milford, Iowa                                        51351
(Address of principal executive offices)                   (Zip Code)

                  Compensation and Consulting Agreements
                        (Full title of the plans)


                               Ronald Hickman
                               2188 Highway 86
                             Milford, Iowa 51351
                   (Name and address of agent for service)

                                (712) 338-2701
        (Telephone number, including area code, of agent for service)

                                   COPY TO:

                            L. Van Stillman, Esq.
                     Law Office of L. Van Stillman, P.A.
                     1177 George Bush Blvd., Suite 308
                          Delray Beach, Florida 33483

Approximate Date of Commencement of Proposed Sales under the Plan:

As soon as practicable after this Registration Statement becomes effective.

Total Number of Pages: 7

Exhibit Index begins on sequentially numbered page: 7

CALCULATION OF REGISTRATION FEE


Title of                  Proposed         Proposed
Securities    Amount      Maximum          Maximum           Amount of
to be         to be       Offering         Aggregate         Registration
Registered    Registered  Price per Share  Offering Price    Fee
--------------------------------------------------------------------------

$.0001 par     65,000      $2.985(1)       $194,025.00       $17.85


---------------------
(1) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price (estimated solely for purposes of calculating the registration fee based upon the the average of the closing bid and asked price of the Registrant's Common Stock as of June 24, 2002):
65,000 shares with a value of $2.985.

                                     PART I

                 INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.	Plan Information.

	Cycle Country Accessories Corp. has previously entered into agreements with third party consultants and employees for the issuance of our common stock in exchange for services these individuals provided. In consideration for increasing the scope of the continuing services rendered and in order to compensate our consultants and employees, we prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

	We have agreed to issue Sixty Five Thousand (65,000) Shares for continued corporate consulting services and for services from employees to us.


Item 2.	Registrant Information and Employee Plan Annual
Information.

	We shall provide consultants and employees, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. We shall also provide the consultants and employees, without charge, upon their written or oral request, with all other documents required to be delivered to them pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to us at our place of business as reflected in this Registration Statement.

                                    PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

	The following documents filed with the Securities and Exchange Commissions are incorporated herein by reference:

(a)	Annual Report on Form 10-KSB for the year ended September
        30, 2001 filed December 31, 2001.

(b)     Quarterly Reports on Form 10-QSB for the quarters ended
        December 31, 2001 and March 31, 2002 filed February 14,
        2002 and May 16, 2002, respectively.

(c)     Form SB-2 and all subsequent filed amendments, filed
        August 29, 2001.

(d)	Form 8-K filed February 22, 2002.


(e)	All documents subsequently filed by us pursuant to the
        Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

	We are registering 65,000 shares of our common stock, par value of $.0001 per share. Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have pre-emptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Item 5.	Interests of Named Experts and Counsel.

	None.

Item 6.	Indemnification of Directors and Officers.

	Our Articles of Incorporation as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Item 7.	Exemption from Registration Claimed.

	Not Applicable


Item 8.	Exhibits.

	Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed:

	Exhibit I.	See Exhibits in Exhibit Index following the Signature
Page.

Item 9.	Undertakings:

	We hereby undertake:

(a)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(c)	That for the purpose of determining any liability under the Securities
Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) We hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our Annual Report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of Cycle Country Accessories Corp. pursuant to the foregoing provisions, or otherwise, the we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by us of expenses paid or incurred by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURE PAGE
                                --------------

	Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Milford, the State of Iowa, on the 25th day of June, 2002.


					CYCLE COUNTRY ACCESSORIES CORP.




                                                /s/ Ron Hickman
                                        ----------------------------
					By:	Ron Hickman
					Title:	President, Chief Executive
Officer and Director



	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated:		Milford, Iowa
		June 25, 2002


                                        CYCLE COUNTRY ACCESSORIES CORP.


By:	/s/ Ron Hickman		Principal Executive Officer, President
   --------------------
        Ron Hickman             and Director


By:     /s/ Dave Davis          Treasurer, Principal Financial Officer and
   --------------------
	Dave Davis		Principal Accounting Officer

By:     /s/ L.G. Hancher Jr.    Director
   -------------------------
	L.G. Hancher Jr.

By:	/s/ Jim Danbom		Director
   ----------------------
	Jim Danbom

By:     /s/ F. L. Miller        Director
  ----------------------
	F. L. Miller

By:     /s/ Rod Simonson        Director
   ---------------------
	Rod Simonson

                               EXHIBIT INDEX



EXHIBIT NUMBER			ITEM

5.1	Opinion regarding legality by Law Office of
L. Van Stillman, PA (included herewith)

23.1	Consents of Tedder, James, Worden &
Associates, P.A. (included herewith)

23.2    Consent of Law Office of L. Van Stillman, PA
(included in Exhibit 5.1)